October 2008

Filed pursuant to Rule 433 dated October 6, 2008 relating to Preliminary Pricing Supplement No. 793 dated October 6, 2008 to Registration Statement No. 333-131266

STRUCTURED INVESTMENTS
Opportunities in Commodities

Protected Absolute Return Barrier Notes due October 20, 2010
Based on the Value of the Dow Jones–AIG Commodity IndexSM (Excess Return)

Protected Absolute Return Barrier Notes provide principal protection as well as potential appreciation based on the absolute value of the return of the underlying index , but only if the closing value of the underlying index remains within a specified range at all times during the term of the notes.  Consequently, you will receive a positive return whether the value of the underlying index on the index valuation date is higher or lower than the initial index value, as long as the closing value of the underlying index remains within the specified range at all times.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Pricing date:	October , 2008
Original issue date:	October , 2008 (5 business days after the pricing date)
Maturity date:	October 20, 2010
Underlying index:	The Dow Jones–AIG Commodity IndexSM (Excess Return) (the “Index”)
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If on each day during the observation period the index closing value is within the index range, $1,000 times the absolute index return; or
▪ If on any day during the observation period the index closing value is outside the index range, $0.
Maximum payment at maturity:	$1,400 to $1,420 (140% to 142% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Observation period:	Each index business day on which there is no market disruption event during the period from but excluding the pricing date to and including the index valuation date.
Index closing value:	The official settlement price of the Index published by the index publisher
Index range:	Any value of the Index that is:
▪ greater than or equal to , which is the initial index value x 58% to 60%; and
▪ less than or equal to , which is the initial index value x 140% to 142%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the index valuation date
Index valuation date:	October 13, 2010, subject to postponement for certain market disruption events.
Interest:	None
CUSIP:	617482CR3
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$1,000	$20	$980
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 6 for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 793 dated October 6, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0707001

Protected Absolute Return Barrier Notes due October 20, 2010
Based on the Value of the Dow Jones–AIG Commodity IndexSM (Excess Return)

Investment Overview

Protected Absolute Return Barrier Notes

The Protected Absolute Return Barrier Notes based on the Value of the Dow Jones–AIG Commodity IndexSM (Excess Return) (the “notes”) provide investors:

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the opportunity for a positive return of up to 40% to 42% based upon the performance of the index (whether positive or negative) as long as the index closing value remains within the specified index range on each day during the observation period

¡	100% principal protection regardless of the performance of the Index

Maturity:	2 years
Maximum payment at maturity:	$1,400 to $1,420 (140% to 142% of the stated principal amount)
Principal protection:	100%
Payment at maturity:	Par plus $1,000 times absolute index return
If on any day during the observation period the index closing value is outside the index range, investors will only receive par.

Dow Jones–AIG Commodity IndexSM (Excess Return) Overview

The Dow Jones–AIG Commodity IndexSM (Excess Return) provides a diversified and liquid benchmark for commodities as an asset class and is currently composed of the prices of nineteen exchange-traded futures contracts on physical commodities. The Dow Jones–AIG Commodity IndexSM (Excess Return) was developed, and is calculated, maintained and published daily by Dow Jones & Company, Inc. and AIG Financial Products Corp.

Information as of market close on October 2, 2008.

Bloomberg Ticker Symbol:	DJAIG
Current Index Closing Value:	159.872
52 Weeks Ago:	176.489
52 Week High Index Closing Value (on 7/2/08):	237.953
52 Week Low Index Closing Value (on 10/2/08):	159.872

Dow Jones–AIG Commodity IndexSM (Excess Return) Historical Performance Daily Index Closing Values from January 2, 2003 to October 2, 2008

October 2008	Page 2

Protected Absolute Return Barrier Notes due October 20, 2010
Based on the Value of the Dow Jones–AIG Commodity IndexSM (Excess Return)

Key Investment Rationale

These Protected Absolute Return Barrier Notes provide principal protection as well as the potential for a return of up to 40% to 42% regardless of whether the Index appreciates or depreciates, as long as the index closing value remains within the index range on each day during the observation period.

Best Case Scenario
The index closing value remains within the index range on each day during the observation period and investors receive $1,000 times the absolute index return, subject to the maximum payment at maturity of $1,400 to $1,420 (140% to 142% of the stated principal amount) per note.  The actual maximum payment at maturity will be determined on the pricing date.  At maturity, investors will maximize their returns if, on the index valuation date, the absolute index return is 40% to 42% and the Index has remained within the index range on each day during the observation period.

Worst Case Scenario
The index closing value is outside the index range on any day during the observation period and investors only receive the principal amount of their investment at maturity.  The notes are 100% principal protected.

Summary of Selected Key Risks (see page 9)

Structure Related Risks

¡	No interest payments

¡	If the index closing value moves outside the index range on any day during the observation period, the supplemental redemption amount will be zero

¡	Appreciation potential is limited

¡	Market value of notes may decline

¡	Investing in the notes is not equivalent to investing in the Index or the commodity futures contracts underlying the Index

Index Related Risks

¡	Higher future prices of the index commodities relative to their current prices may adversely affect the value of the Index and the value of the notes.

¡	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.

¡	Adjustments to the Index could adversely affect the value of the notes

Secondary Market Related Risks

¡	Market price of the notes will be influenced by many unpredictable factors

¡	Secondary trading may be limited

¡	Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

¡	Hedging and trading activity could potentially affect the value of the notes

Issuer Specific Risks

¡	Morgan Stanley's credit ratings and credit spreads may adversely affect the market value of the notes

¡	Economic interests of the calculation agent, an affiliate of the issuer, may be potentially adverse to investor interests

October 2008	Page 3

Protected Absolute Return Barrier Notes due October 20, 2010
Based on the Value of the Dow Jones–AIG Commodity IndexSM (Excess Return)

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount and a return, if any, based on the absolute value of the return of the Index and on whether the index closing value has remained within the index range on each day during the observation period.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October , 2008	October , 2008 (5 business days after the pricing date)	October 20, 2010, subject to postponement due to certain market disruption events

Key Terms
Issuer:	Morgan Stanley
Underlying index:	The Dow Jones–AIG Commodity IndexSM (Excess Return) (the “Index”)
Issue price:	$1,000 per note (see “Syndicate Information” on page 6)
Stated principal amount:	$1,000 per note
Interest:	None
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
▪ If on each day during the observation period the index closing value is within the index range,
$1,000 times the absolute index return; or
▪ If on any day during the observation period the index closing value is outside the index range,
$0.

Maximum payment at maturity:	$1,400 to $1,420 (140% to 142% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Observation period:	Each index business day on which there is no market disruption event during the period from but excluding the pricing date to and including the index valuation date.
Index closing value:	The official settlement price of the Index published by the index publisher
Index publisher:	Dow Jones & Company, Inc. and AIG Financial Products Corp.
Index range:	Any value of the Index that is: ▪ greater than or equal to , which is the initial index value x 58% to 60%; and ▪ less than or equal to , which is the initial index value x 140% to 142%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date, subject to adjustment in the event of market disruption events.
Final index value:	The index closing value on the index valuation date
Index valuation date:	October 13, 2010, subject to postponement for certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the index valuation date is postponed so that it falls less than two scheduled business days prior to the scheduled maturity date, the maturity date will be the second scheduled business day following the index valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

October 2008	Page 4

Protected Absolute Return Barrier Notes due October 20, 2010
Based on the Value of the Dow Jones–AIG Commodity IndexSM (Excess Return)

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482CR3
Minimum ticketing size:	1 note
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no stated interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  If the notes were priced on October 3, 2008, the “comparable yield” would be a rate of 10.5707% per annum, compounded semi-annually; however, the comparable yield for the notes will be determined on the pricing date and may be materially different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,229.5482 due at maturity. The comparable yield and the projected payment schedule for the notes will be provided in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2008	$20.5541	$20.5541
January 1, 2009 through June 30, 2009	$53.9399	$74.4940
July 1, 2009 through December 31, 2009	$56.7908	$131.2848
January 1, 2010 through June 30, 2010	$59.7924	$191.0772
July 1, 2010 through the Maturity Date	$38.4710	$229.5482

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in swaps and futures contracts on the commodity contracts underlying the Index or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that our hedging activity will not affect the value of the Index and, therefore, adversely affect the value of the notes or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

October 2008	Page 5

Protected Absolute Return Barrier Notes due October 20, 2010
Based on the Value of the Dow Jones–AIG Commodity IndexSM (Excess Return)

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
$1,000	$20.00	<$999K
$996.25	$16.25	$1MM-$2.99MM
$994.375	$14.375	$3MM-$4.99MM
$992.50	$12.50	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

October 2008	Page 6

Protected Absolute Return Barrier Notes due October 20, 2010
Based on the Value of the Dow Jones–AIG Commodity IndexSM (Excess Return)

How the Protected Absolute Return Barrier Notes Work

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $1,000 stated principal amount note for a hypothetical range of performance of the index return from -100% to +100% and assumes a hypothetical initial index value of 160.00, a hypothetical index range which includes all index values greater than or equal to the hypothetical initial index value times 59% and less than or equal to the hypothetical initial index value times 141% (the actual initial index value and the actual index range will be determined on the pricing date), and for the shaded rows, that the index closing value has remained within the index range on each day during the observation period.  In this example, the Index must move by more than 41% in either direction from the hypothetical initial index value before we would not pay you a supplemental redemption amount.

Index Value	Index Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
320.00	100%	$0	$1,000	0%
240.00	50%	$0	$1,000	0%
227.20	42%	$0	$1,000	0%
225.60	41%	$410	$1,410	41%
211.20	32%	$320	$1,320	32%
185.60	16%	$160	$1,160	16%
172.80	8%	$80	$1,080	8%
166.40	4%	$40	$1,040	4%
161.60	1%	$10	$1,010	1%
160.00	0%	$0	$1,000	0%
158.40	-1%	$10	$1,010	1%
153.60	-4%	$40	$1,040	4%
147.20	-8%	$80	$1,080	8%
134.40	-16%	$160	$1,160	16%
108.80	-32%	$320	$1,320	32%
94.40	-41%	$410	$1,410	41%
92.80	-42%	$0	$1,000	0%
80.00	-50%	$0	$1,000	0%
0.00	-100%	$0	$1,000	0%

At maturity, the notes will pay at least 100% of the principal amount and have the potential to pay a supplemental redemption amount based on the value of the Index at the end of the observation period if the index closing value has remained within the index range throughout the observation period.

The following payment examples illustrate the potential returns on the notes at maturity based on the table above.

October 2008	Page 7

Protected Absolute Return Barrier Notes due October 20, 2010
Based on the Value of the Dow Jones–AIG Commodity IndexSM (Excess Return)

Payment Example 1
The level of the Index increases by 8% from the hypothetical initial index value of 160.00 to a final index value of 172.80, and the index closing value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$1,000 x absolute value of [(172.80 – 160.00) / 160.00]  = $80

Payment at Maturity  = $1,080

Payment Example 2
The level of the Index decreases by 8% from the hypothetical initial index value of 160.00 to a final index value of 147.20, and the index closing value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$1,000 x absolute value of [(147.20 – 160.00) / 160.00]  = $80

Payment at Maturity  = $1,080

Payment Example 3
The level of the Index decreases by 1% from the hypothetical initial index value of 160.00 to a final index value of 158.40, and the index closing value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$1,000 x absolute value of [158.40 – 160.00) / 160.00]  = $10

Payment at Maturity  = $1,010

Payment Example 4
The index closing value moves outside the index range on any day during the observation period.  Because the index closing value has moved outside the index range, the supplemental redemption amount is equal to $0, and the payment at maturity is equal to only $1,000 per $1,000 stated principal amount regardless of the final index value.
Payment at Maturity  = $1,000

October 2008	Page 8

Protected Absolute Return Barrier Notes due October 20, 2010
Based on the Value of the Dow Jones–AIG Commodity IndexSM (Excess Return)

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.

Structure Specific Risk Factors

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The notes do not pay interest.  Because the supplemental redemption amount may equal zero, the return on an investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  Unless the index closing value at maturity has sufficiently increased or decreased over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the index closing value on the index valuation date and on whether the index closing value remains within the index range throughout the observation period.

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No guarantee of supplemental redemption amount.  If on any day during the observation period the index closing value is outside the index range, no supplemental redemption amount will be paid and investors will receive only the principal amount of their investment at maturity.  An increase in Index volatility would increase the likelihood of the index closing value moving outside the index range at some point during the observation period, in which case investors will not receive any supplemental redemption amount at maturity.

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Appreciation potential is limited.  The appreciation potential of the notes is limited by the maximum payment at maturity of $1,400 to $1,420 per note, or 140% to 142% of the stated principal amount.  In no event will the supplemental redemption amount exceed $400 to $420 because if the final index value is less than 58% to 60% or greater than 140% to 142% of the initial index value, the Index will have moved outside the index range and your supplemental redemption amount will equal $0.

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Market value of notes may decline.  If on any day during the observation period the index closing value is outside the index range, the market value of each note will decline below the stated principal amount and will no longer be linked to the value of the Index.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount for each note.

¡	Not equivalent to investing in the Index. Investing in the notes is not equivalent to investing in the Index or the futures contracts that constitute the Index.

Index Specific Risks Factors

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Several factors have had and may in the future have an effect on the value of the Index. Investments, such as the notes, linked to the prices of commodities, are considered speculative, and prices of commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the Index and the value of your notes in varying and potentially inconsistent ways.

¡
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the Index and the value of the notes.  The Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the Index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for

October 2008	Page 9

Protected Absolute Return Barrier Notes due October 20, 2010
Based on the Value of the Dow Jones–AIG Commodity IndexSM (Excess Return)

¡
example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the Index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Index and, accordingly, the value of the notes.

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Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the Index and, therefore, the value of the notes.

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Adjustments to the Index could adversely affect the value of the notes.  Dow Jones & Company, Inc., or Dow Jones, in conjunction with AIG Financial Products Corp., or AIG-FP, is responsible for calculating, maintaining and publishing the Index.  Dow Jones and AIG-FP can add, delete or substitute the contracts constituting the Index or make other methodological changes that could change the official settlement value of the Index.  Dow Jones and AIG-FP may discontinue or suspend calculation or dissemination of the Index.  Any of these actions could adversely affect the value of the notes.  The publisher of the Index may discontinue or suspend calculation or publication of the Index at any time.  In these circumstances, MSCG, as the calculation agent, will have the sole discretion to determine a substitute or successor index that is comparable to the discontinued index.  In such circumstances, MSCG could have an economic interest that is different than that of investors in the notes insofar as, for example, MSCG is not precluded from considering substitute indices that are calculated and published by MSCG or any of its affiliates and, in the case of the successor index, MSCG will calculate the values of the successor index.

Secondary Market Specific Risk Factors

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Market price influenced by many unpredictable factors.  Numerous factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the value and volatility of the Index, the price and volatility of the commodity contracts constituting the Index, trends of supply and demand for the commodity contracts constituting the Index, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and any actual or anticipated changes in our credit ratings or credit spreads.  As a result, the market value of the notes will vary and may be less than par at any time prior to maturity and a sale of the notes prior to maturity may result in a loss.

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Secondary trading may be limited. The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes .  Accordingly, you should be willing to hold your notes to maturity.

October 2008	Page 10

Protected Absolute Return Barrier Notes due October 20, 2010
Based on the Value of the Dow Jones–AIG Commodity IndexSM (Excess Return)

¡
Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging the issuer’s obligations under the notes.

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Hedging and trading activity could potentially affect the value of the notes.  We expect that MS & Co. and other affiliates will carry out hedging activities related to the notes, including trading in swaps or futures contracts on the Index and on the commodity contracts constituting the Index.  Any of these hedging or trading activities during the term of the notes could potentially affect the value of the Index, including the final index value and whether the index closing value is outside the index range on any day during the observation period and, accordingly, the amount of cash investors will receive at maturity.

Other Risk Factors

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Morgan Stanley’s credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the value of the notes.

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Economic interests of the calculation agent may be potentially adverse to the investors.  The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

October 2008	Page 11

Protected Absolute Return Barrier Notes due October 20, 2010
Based on the Value of the Dow Jones–AIG Commodity IndexSM (Excess Return)

Information about the Underlying Index

The Dow Jones–AIG Commodity IndexSM (Excess Return)

The Dow Jones–AIG Commodity IndexSM (Excess Return) provides a diversified and liquid benchmark for commodities as an asset class and is currently composed of the prices of nineteen exchange-traded futures contracts on physical commodities. The Dow Jones–AIG Commodity IndexSM (Excess Return) was developed, and is calculated, maintained and published daily by Dow Jones & Company, Inc. and AIG Financial Products Corp.  For more information, see “Description of Notes—The Dow Jones–AIG Commodity IndexSM (Excess Return)” in the accompanying preliminary pricing supplement.

License Agreement between Dow Jones & Company, Inc., American International Group and Morgan Stanley.

“Dow Jones,” “AIG®” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  For more information, see “Description of Notes—License Agreement among Dow Jones, AIG-FP and Morgan Stanley” in the accompanying preliminary pricing supplement.

Historical Information

The following table presents the published high and low closing values, as well as end-of-quarter closing values, of the Index from January 1, 2003 through October 2, 2008.  The index closing value on October 2, 2008 was 159.872.  We obtained the closing values and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical values of the Index as an indication of future performance.

Dow Jones–AIG Commodity IndexSM (Excess Return)	High	Low	Period End
2003
First Quarter	125.049	111.198	113.171
Second Quarter	120.826	110.966	115.788
Third Quarter	121.322	114.021	120.898
Fourth Quarter	137.320	121.139	135.269
2004
First Quarter	151.691	136.818	150.837
Second Quarter	154.994	143.289	144.034
Third Quarter	153.175	140.991	153.175
Fourth Quarter	159.294	141.271	145.604
2005
First Quarter	165.246	142.180	162.094
Second Quarter	162.389	146.078	152.885
Third Quarter	179.069	154.107	178.249
Fourth Quarter	180.240	163.358	171.149
2006
First Quarter	174.224	158.780	165.194
Second Quarter	187.628	164.723	173.235
Third Quarter	179.962	156.587	159.957
Fourth Quarter	175.214	156.075	166.509
2007
First Quarter	173.503	155.880	171.963
Second Quarter	176.484	168.522	169.671
Third Quarter	179.715	161.062	178.250
Fourth Quarter	185.568	172.123	184.964
2008
First Quarter	219.093	181.157	201.598
Second Quarter	234.115	199.566	233.034
Third Quarter	237.953	167.391	167.776
Fourth Quarter (through October 2, 2008)	167.484	159.872	159.872

October 2008	Page 12